Exhibit 23.18

CONSENT OF QUALIFIED THIRD-PARTY FIRM

STANTEC CONSULTING INTERNATIONAL LTD.

November 3, 2023

Re: Form S-3 Registration Statement and Form S-8 Registration Statement (together, the “Registration Statements”) to be filed by McEwen Mining Inc. (the “Company”)

Stantec Consulting International Ltd. consents to:

•	the incorporation by reference to the technical report titled “SEC S-K 229.1304 Technical Report Summary Initial Assessment - Individual Disclosure Los Azules Copper Project – Argentina” (the “Technical Report Summary”), with an effective date of May 9, 2023, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as an exhibit to and referenced in the Registration Statements being filed by the Company with the SEC, and any amendments, prospectuses or supplements thereto;

•	the use of and reference to our company name in the Registration Statements, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Registration Statements and the Technical Report Summary; and

•	the incorporation by reference of any extracts from, or summary of, the Technical Report Summary in the Registration Statements and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statements.

We are responsible for authoring, and this consent pertains to, the Technical Report Summary. We certify that we have read the Registration Statements and that they each fairly and accurately represent the information in the Technical Report Summary for which we are responsible.

By:	/s/ Stantec Consulting International Ltd.
Name:	Stantec Consulting International Ltd.